March 15, 2007

Dov Elefant

Dear Dov:

On behalf of Lev Pharmaceuticals, Inc. (“Lev” or the “Company”), I am pleased to offer you the position of Corporate Controller. Please be advised that this is an offer for at-will employment with Lev and nothing in this letter should be interpreted to mean otherwise. Specific goals and objectives will be developed through the Lev team upon your joining.

You will report directly to the Chairman and the Chief Executive Officer and will be responsible for the implementing and managing the Company’s financial systems and management controls as well as any special projects assigned to you. Your salary will be at an annual rate of $195,000 paid in accordance with Lev’s payroll policy. Performance reviews will be conducted periodically as long as you are employed by Lev in accordance with Lev’s policies and procedures. Additionally, you will receive three weeks of annual vacation, pro rata, beginning in 2007.

You will be eligible for an annual bonus of $20,000 in the discretion of the compensation committee of the board of directors of Lev. This bonus will be based upon your satisfaction of specific goals and objectives which will be developed through the Lev team upon your joining. The bonus will be paid in cash and/or stock and will be at the discretion of the compensation committee of the board of directors.

You will also be eligible for participation in Lev’s employee benefit plans in accordance with the terms and conditions of each plan, such as health, life, short and long term disability, 401(k) retirement plan, flexible expense plan for out-of-pocket medical and dependant care expenses, and any other benefits which may be offered to you by Lev.

You will also be eligible to participate in Lev’s employee stock option plan. Upon the approval of Lev’s Board of Directors, we will grant you options to purchase up to 200,000 shares of Lev’s common stock. The options will vest over a three-year period, with 1/3 vesting on the one-year anniversary of employment and the balance vesting 1/24 per month over the next 24 months. The options will have a per share exercise price of at least the fair market value of the Company’s common stock as of the date of grant. The specific terms of the option grant will be set forth in, and subject to, an individual option agreement and will be subject to all of the terms and conditions of the Company’s 2004 Omnibus Incentive Compensation Plan.

In the event that your employment is terminated by the Company within three years of your start date other than (i) for Cause (as defined below), (ii) due to your death, or (iii) due to your Disability (as defined below), and subject to your execution and non-revocation of a general release in form and substance satisfactory to the Company, the Company shall pay to you an amount equal to six (6) months of your base salary then in effect (subject to applicable withholding requirements), such amount to be payable in accordance with the Company’s normal payroll practices over the six (6) month period following the termination of your employment. For purposes hereof, the term “Cause” shall mean: (i) willful disobedience by you of a reasonable, material and lawful instruction of the Chief Executive Officer or Chairman of the Company; (ii) conviction of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) fraud, gross negligence or willful misconduct in the performance of any material duties to the Company; or (iv) excessive absences from work. For purposes hereof, the term “Disability” shall mean a physical or mental infirmity which impairs your ability to substantially perform your duties with the Company for a period of three consecutive months, and you have not returned to your full time employment prior to the termination date.

Additionally, you will be required to sign Lev’s customary Confidentiality, Non-Solicitation and Invention Assignment Agreement (the “Confidentiality Agreement”) as a condition of employment. A copy of this agreement is enclosed. You have represented that you are under no covenant or agreement restricting your ability to enter into an employment relationship with us. Furthermore, you have not disclosed any confidential or proprietary information of any kind to the Company, and it is the Company’s position that you may not do so in the future.

In addition to your obligations pursuant to the Confidentiality Agreement, you hereby agree that while your are employed by the Company, and for a period of one (1) year following termination of employment, you will not, either directly or indirectly, either as a principal, agent, employee, independent contractor, employer, partner or shareholder (other than as an owner of 2% or less of the stock of a public corporation) enter into or become associated with or engage in any other business, which business is primarily involved in (i) developing and/or commercializing, directly or indirectly, therapeutic products for the treatment of inflammatory diseases, including, but not limited to (A) products based on C1-esterase inhibitor or (B) products to treat medical indications including, without limitation, hereditary angioedema, acute myocardial infarction, and other conditions in which inflammation is known or believed to play an underlying role and for which the Company has initiated development or was in the process of developing; or (ii) is otherwise engaged in the same or similar business as the Company in direct competition with the Company, or which the Company was in the process of developing during the term of Employee’s employment with the Company and was, or reasonably should have been, known by Employee (in light of Employee’s position with the Company). If any court shall hold that the duration of non-competition is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

As a condition of your employment, please read and acknowledge the following statements:

“I recognize that my employment relationship with Lev is of an “at will” nature, which means that I may resign at any time and Lev may discharge me at any time with or without cause or prior notice. It is further understood that this “at will” employment relationship may not be changed by any written document or by conduct unless such change is specifically acknowledged in writing by the Chief Executive Officer of Lev. I understand that this letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment.

Additionally, I understand that false or misleading information contained in my resume or employment application or interview(s), may result in my immediate discharge. I understand also, that I am required to abide by all rules and regulations of the Company and that I am subject to the Company’s employment policies as such may change from time to time.

I acknowledge that certain of the Company’s securities are traded in the public marketplace and that, as such, there are restrictions on my ability to buy and sell the Company’s securities, including restrictions relating to trading with knowledge of non-public information.”

This agreement has been negotiated and executed in the State of New York. The law of the State of New York shall govern the construction and validity of this agreement. Other than the obligations evidenced in the Confidentiality Agreement, this agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto.

We are looking forward to your joining the Lev team. Your signature below indicates your acceptance of this at-will employment offer.

Sincerely,

/s/ Joshua D. Schein
Joshua D. Schein
Chief Executive Officer

Accepted and Agreed to:

This 16th day of March, 2007

/s/ Dov Elefant
Dov Elefant